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                                                                    Exhibit 10.6

                                BUFFETT AGREEMENT
                                -----------------

         THIS AGREEMENT dated as of August 30, 2001, between THE GSI GROUP, INC., a Delaware corporation, with its principal place of business in Assumption, Illinois (the "Company") and HOWARD G. BUFFETT ("Buffett").

                                    RECITALS:

         WHEREAS, the Company is a manufacturer and provider of agricultural equipment and services, both nationally and internationally;

         WHEREAS, Buffett has been an executive officer of the Company since September of 1995;

         WHEREAS, the parties heretofore entered into an Amended and Restated Employment Agreement as of August 30, 2000;

         WHEREAS, the parties are entering into a Stock Purchase Agreement as of the same date as this Agreement;

         WHEREAS, the parties hereto desire to define and set forth the terms and conditions that Buffett will resign, in the future, his employment with the Company; and

         WHEREAS, the parties hereto each represent and warrant to the other that each party has fully disclosed to the other any and all material facts regarding the credit facility with the LaSalle Bank of Chicago as well as the indenture agreement with LaSalle Bank as Trustee.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements setforth below, it is hereby covenanted and agreed by the Company and Buffett as follows:

         1.    RESIGNATION.  It is agreed and understood that Buffett will
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tender his written  resignation to the Company  effective August 31, 2001.  The form of Buffett's resignation is attached hereto and made a part hereof as Exhibit A.

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        2.  DUTIES PENDING RESIGNATION. It is agreed and understood that between
            --------------------------
the date of this Agreement and November 15, 2001, Buffett shall continue his employment with the Company as an employee but not as an executive officer or chairman. Even though Buffett will continue his employment until November 15, 2001, it is agreed that his responsibilities and duties will significantly change from the duties that Buffett provided in the past. It is agreed and understood that Buffett shall continue to provide such duties as may be reasonably required by the Company to provide for a smooth transition between the date of this Agreement and November 15, 2001. It is further agreed and understood that Buffett shall provide such services as may be reasonably agreed upon by Buffett and the CEO of the Company including, but not limited to, working with banks that provide credit facilities to the Company; working with the indenture holders; working with major customers of the Company; working with dealers, and working with the Company employees all with a view to providing a smooth transition after Buffett resigns as an employee of the Company on November 15, 2001. These services shall be provided by Buffett at the reasonable request of the CEO; however, it is further agreed and understood that all such duties shall be with reasonable prior arrangements and notification between the CEO and Buffett. It is specifically agreed and understood that the Company shall not require Buffett to be at the Company's offices on a full-time basis and, in fact, it is contemplated that Buffett will be absent from the Company's offices for substantial periods in September and October.

        It is further agreed and understood that Buffett shall be entitled to continue to receive his compensation and all benefits which were heretofore provided by practice and/or pursuant to Buffett's employment agreement between the date this Agreement is executed and November 15, 2001. It is further agreed that the Company will reimburse Buffett for any and all reasonable

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business expense incurred on or before November 15, 2001, even though the bills are actually received by the Company on or after November 15, 2001.

         3. RESIGNATION AND PAYMENTS. As of November 15, 2001, Buffett shall no
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longer be entitled to the compensation and benefits he previously received as an employee and which are more particularly defined in his employment agreement dated August 30, 2000. As of November 15, 2001, Buffett shall only be entitled to the consideration which is specially set forth in this Agreement.

         Effective November 15, 2001, Buffett shall be entitled to severance payments for eighteen (18) months which shall be computed at Buffett's current salary of Three Hundred Ten Thousand Dollars ($310,000.00) per annum which will be payable in equal twice-monthly installments commencing on November 30, 2001, i.e. the sum of $25,833.33 per month or $12,916.66 per pay period on the 15th and last day of each month. The Company shall issue Buffett an IRS form 1099 each year.

         Buffet shall not be required to mitigate the amount of any payment provided for in this Agreement in connection with or following termination of his employment by seeking other employment or otherwise, nor shall the amount of any payments provided for herein be reduced by any compensation earned by Buffett as the result of any future employment or services as a director, consultant or otherwise.

         4. OFFICE SPACE AND SECRETARY.
            --------------------------

     A. It is agreed and understood that Buffett shall continue to use and occupy his current office space at the Company which consists of four (4) different offices for one (1) year commencing November 16, 2001, and terminating at 11:59 p.m. on November 15, 2002. The Company shall

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provide the office space at no cost to Buffett and shall provide, at the
Company's expense, all utilities and services consumed by Buffett including heat, air conditioning, use of rest room facilities, telephones, computers, facsimile and other office equipment and office services the same as what has been provided to Buffett in the past.

         The only service which Buffett will be required to pay for effective November 16, 2001, is the expenses of an overnight courier, i.e., Federal Express, UPS, etc. Other than the expenses of the courier, which will be paid by Buffett, the Company shall continue to pay any and all other reasonable expenses in order to provide Buffett and his secretary with their offices.

         B. It is agreed and understood that the Company will continue to provide R. Jill Bauer as a secretary for Buffett for one (1) year, effective November 16, 2001. The Company further agrees to continue Ms. Bauer's salary at the same rate as she is currently being paid. If Ms. Bauer resigns or otherwise leaves the Company prior to the end of the one-year period, the Company agrees to provide Buffett with a suitable replacement secretary.

         5. PERSONAL PROPERTY LOCATED WITHIN BUFFETT'S OFFICES. It is agreed and
            --------------------------------------------------
understood that Buffett shall be entitled without any cost to him to remove any and all items of personal property currently located within his offices at the time Buffett vacates his offices, i.e., on or before November 15, 2002. It is agreed and understood that Buffett shall be entitled to take all such items of personal property regardless of whether those items of personal property were purchased by the Company or by Buffett. In other words, it is agreed and understood that at the time Buffett vacates his offices he shall be entitled to take any and all desks, chairs, bookcases, files, other furniture, pictures, books, and computer(s) and any other items of personal property. The only exception to the foregoing is that it is agreed and understood that Buffett shall not be allowed to take

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any personal property that would be considered confidential and/or proprietary in nature by the Company, i.e., certain computer programs, data, etc. In addition, Buffett shall be entitled to retain the cell phone equipment and accessories which he is currently using without cost to him.

         6. PRIOR EMPLOYMENT AGREEMENT. As of November 15, 2001, it is agreed
            --------------------------
and understood that the employment agreement heretofore entered into between the parties and dated as of August 30, 2000, shall be effectively cancelled and shall have no further force or effect, i.e., Buffett shall not be entitled to any further salary or benefits from the Company except as expressly set forth herein.

         7. COVENANT NOT TO COMPETE. As previously stated, the parties hereto
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are entering into a Stock Purchase Agreement at the same time this Agreement is being executed. The obligations of the parties in this Agreement are in no way contingent upon any of the terms and conditions of said Stock Purchase Agreement. However, if the all of the terms and provisions of the Stock Purchase Agreement are fully effectuated, it is agreed and understood that Buffett shall not be employed by or otherwise engage in or be interested in any business in competition with the Company for a period of eighteen (18) months commencing November 15, 2001; provided, however, that Buffett's ownership of stock in any such business shall not be considered a violation of this paragraph if the stock of such business is traded on a national securities exchange or NASDAQ and Buffett owns less than one (1) percent of the equity thereof; and provided further, that the foregoing shall not limit or prevent Buffett from (i) serving on the board of directors of any corporation on which Buffett is now serving, or
(ii) investing in any business in which Buffett currently has an investment. For purposes of this Agreement a business that is "in competition" with the Company shall mean an entity that is engaged in the same or similar business as the Company and derives at

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least fifty percent (50%) of its revenue from the manufacture of grain storage systems, poultry feeding equipment and/or swine producing equipment.

         8.  CONFIDENTIALITY.  Buffett agrees he will not divulge or appropriate
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for his own use or for the use of a business incompetition with the Company, any secret or confidential information or knowledge pertaining to the business of the Company, or of any of its subsidiaries, obtained by Buffett in any way while he was employed by the Company. Further, the Company agrees it will not divulge or release any confidential, secret, or personal information regarding Buffett.

         9.  PERSONAL GUARANTEES. The Company believes that Buffett has not
             -------------------
personally guaranteed any of the obligations of GSI, however, GSI will review its records to attempt to identify any such personal undertakings by Buffett. The Company agrees it shall request in writing to any person or entity to whom Buffett may have provided a personal guarantee that Buffett be released from such guarantee. It is agreed that other than the Company making this request in writing it shall not be obligated to take any other action, however, it is also agreed and understood that to the extent Buffett is required to satisfy any such obligation that Buffett may obtain reimbursement from the Company regarding any such personal guarantee.

         10. MUTUAL RELEASES.
             ---------------

         A. Buffett hereby releases and forever discharges the Company, John Craig Sloan, the shareholders, partners, agents, affiliates, subsidiaries, departments, divisions, predecessors, successors, administrators, executors, representatives and/or assigns, and any other person and entity acting on behalf of the Company (collectively, all of the foregoing persons and entities are referred to as the "GSI Released Parties"), from any and all claims, demands, suits, covenants, contracts,

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agreements, obligations, controversies, debts, costs, expenses, damages, judgments, orders, liabilities, and/or causes of action, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against the GSI Released Parties by Buffett or anyone on Buffett's behalf, arising out of or relating in any way to any relationship or transaction (except as provided in 10.C. below) between Buffett and the GSI Released Parties on or prior to the date hereof, including without limiting the generality of the foregoing, any and all claims concerning defamation, libel, slander, breach of any contract, breach of fiduciary duty, wrongful termination, fraud, failure to pay or wrongful payment of dividends, shareholder derivative action, and corporate control or management and any claims or rights arising out of or relating to any agreements or contracts (except as provided in 10.C. below) between Buffett and any of the GSI Released Parties, including, but not limited to, any rights Buffett might have or claim to have under the employment agreement dated August 30, 2000.

     B. The Company, on behalf of itself in its own corporate capacity and, to the extent it has legal capacity to do so, on behalf of its affiliates, subsidiaries, departments, divisions, predecessors, successors, administrators and/or assigns (which shall be deemed to be included when the term "Company" is used in this release) and John Craig Sloan hereby release and forever discharge Buffett, his spouse, successors, executors, representatives and/or assigns from any and all claims, demands, suits, covenants, contracts, agreements, obligations, controversies, debts, costs, expenses, damages, judgments, orders, liabilities, and/or causes of action, of whatever kind or nature, in law or equity, known or unknown, vested or contingent, suspected or unsuspected, whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or


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hereafter at any time be made or brought against Buffett by the Company, or anyone on the Company's behalf, arising out of or relating in any way to any relationship or transaction (except as provided in 10.C. below) between the Company and Buffett on or prior to the date hereof, including without limiting the generality of the foregoing, any and all claims concerning defamation, libel, slander, breach of any contract, breach of fiduciary duty, wrongful termination, fraud, failure to pay or wrongful payment of dividends, shareholder derivative action, and corporate control or management and any claims or rights arising out of or relating to any agreements or contracts (except as provided in 9.C. below) between the Company and Buffett, including, but not limited to, any rights the Company might have or claim to have under the employment agreement dated August 30, 2000.

     C. Notwithstanding the foregoing, nothing in this Agreement shall be construed or deemed to release the Company, John Craig Sloan, Buffett or any other party from any claims arising directly under the terms of this Agreement, including any breach of this Agreement by the Company, John Craig Sloan or Buffett or to release the Company, John Craig Sloan, Buffett or any other party from any claims arising under the Stock Purchase Agreement entered into on the same date as this agreement, including any breach of the Stock Purchase Agreement by any party thereto. Further, Buffett does not release the Company from any liability it may have to Buffett by reason of COBRA or Buffett's interest, if any, in any Company pension or profit sharing plans including the Company's 401(k) Plan. It is further agreed that the foregoing release shall not affect Buffett's liability to the Company to reimburse it for a letter of credit heretofore issued in Buffett's favor by the LaSalle Bank of Chicago in the approximate sum of Fifty-nine Thousand Seven Hundred Sixty Dollars


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($59,760.00), more or less, which will become due and payable in October of
2001. (In any event Buffett agrees to pay said letter of credit in full on or before October 31, 2001).

     It is further understood that nothing in this Agreement shall be construed or deemed to terminate the Second Amended and Restated Stock Restriction and Buy-Sell Agreement dated March 3, 2001 among the Company, John Craig Sloan, Jorge Andrade and Buffett or the Indemnification Agreement dated July 1, 2001 between the Company and Buffett, and the mutual releases contained herein shall not be construed or deemed to eliminate the rights or obligations of any party under those agreements or to release any party from any claims arising under those agreements. It is further understood and agreed that the Company will continue to maintain and pay the premiums for the existing life insurance which is currently in effect on Buffett's life in the face amount of $2,000,000.00 (or such lesser amount as may hereafter be agreed upon in writing by Buffett and the Company), which is described in Section 6.5 of the Second Amended and Restated Stock Restriction and Buy-Sell Agreement referred to above for as long as Buffett continues to own any stock in the Company. The Company further agrees to transfer said life insurance policies to Buffett, upon his request and at no cost to Buffett, when he no longer owns any stock of the Company; provided that Buffett shall be required to pay all premiums which become payable following any transfer of the policies to him.

     11. INDEMNIFICATION. The parties hereto are familiar with the by-laws of
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the Company, specifically including Article Five, Indemnification of Officers and Directors. The Company agrees that it will make no material changes to Article Five for a period of three (3) years from November 15, 2001, without the prior written consent of Buffett and Buffett agrees his reasonable consent will not be withheld. The Company acknowledges that it is its intention for


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Buffett to be entitled to continuing indemnification for the Company as a prior employee, officer and/or director, as the case may be. The Company further acknowledges that it currently has in place an insurance policy commonly known and referred to as a "D&O" policy. The Company agrees that it will keep said policy, or a similar policy, in place for the same three (3) year period with policy limits of not less than Ten Million Dollars ($10,000,000.00). The parties further agree that the Indemnification Agreement dated July 1, 2001 between the Company and Buffett shall remain in effect.

     The Company further agrees to indemnify and hold harmless Buffett against any taxes which he may become obligated to pay on account of income earned by the Company during its current fiscal year or any adjustment which results in an increase in the income previously reported by the Company on its tax return in any previous fiscal year. The Company agrees that said payment shall include a "gross-up", if necessary, to make Buffett "whole" with respect to all federal and state income taxes.

     12. ATTORNEYS' FEES AND COSTS. In the event of any dispute arising out of
         -------------------------
the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute, whether or not an action is brought or prosecuted to judgment. In addition, the Company agrees to pay Buffett's attorneys fees incurred in connection with entering into this Agreement not to exceed $7,500.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of Illinois.

     14. RECITALS. The recitals and preparatory phrases in paragraphs set forth
         --------
above are fully incorporated herein.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                              THE GSI GROUP, INC., a Delaware
                                              corporation


 /s/ Howard G. Buffett                        BY  /s/ Craig Sloan
----------------------------                    -------------------------------
Howard G. Buffett                               Its Chief Executive Officer


     For valuable consideration the undersigned is executing this Agreement for purposes of releasing Howard G. Buffett pursuant to paragraph 10.B.

                                                /s/ John Craig Sloan
                                              ----------------------------------
                                              John Craig Sloan

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